EXHIBIT 23.1

Somekh Chaikin
KPMG Millennium Tower
17 Ha’arba’a Street, PO Box 609
Tel Aviv 61006, Israel
+972 3 684 8000
The Board of Directors
Cellcom Israel Ltd.:

We consent to the use of our report dated March 18, 2019, with respect to the consolidated statement of financial position of Cellcom Israel Ltd. and its subsidiaries (the "Company") as of December 31, 2018, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018; our report dated March 25, 2018, with respect to the consolidated statement of financial position of the Company as of December 31, 2017, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year then ended, and the related notes; and our report dated March 14, 2017, with respect to the consolidated statements of income, comprehensive income, changes in equity, and cash flows of the Company for the year ended December 31, 2016; all incorporated herein by reference.

Our report dated March 18, 2019 refers to a change in the Company's method of accounting for financial instruments.

Our report dated March 25, 2018 refers to a change in the Company's method of accounting for revenue recognition.

(Signed) Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel Aviv, Israel
May 21, 2019